--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                           SCHEDULE 14A INFORMATION


               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]


Check the appropriate box:


 [ ] Preliminary Proxy Statement         [ ] Confidential, for Use
 [X] Definitive Proxy Statement              of the Commission
 [ ] Definitive Additional Materials         Only (as permitted)
     by Rule 14a-6(c)(2))
 [ ] Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                       DONALDSON, LUFKIN & JENRETTE, INC.
               (Name of Registrant as Specified in Its Charter)
              --------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

  [X] No fee required.

  [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
         ---------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         ---------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         ---------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         ---------------------------------------------------------------------
     (5) Total fee paid:
         ---------------------------------------------------------------------

 [ ] Fee paid previously with preliminary materials.
 [ ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


      (1) Amount Previously Paid:
          --------------------------------------------------------------------
      (2) Form, Schedule or Registration Statement No.:
          --------------------------------------------------------------------
      (3) Filing Party:
          --------------------------------------------------------------------
      (4) Date Filed:
          --------------------------------------------------------------------

------------------------------------------------------------------------------

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

                      DONALDSON, LUFKIN & JENRETTE, INC.
                                277 PARK AVENUE
                           NEW YORK, NEW YORK 10172




                                                                 March 18, 1999


Dear Stockholder:

     You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Donaldson, Lufkin & Jenrette, Inc. The meeting will be held at the Company's offices, 8th Floor, 277 Park Avenue, New York, New York 10172, on Wednesday, April 21, 1999 at 10:00 a.m., New York City time.

     The business of the meeting will be to (i) elect directors to the Company's Board of Directors, (ii) approve the sale by the Company of $300,000,000 of its common stock in July 1998 to The Equitable Life Assurance Society of the United States and AXA Holdings (Belgium), (iii) consider and vote upon the approval of an amendment to the Company's 1996 Stock Option Plan, including increasing the number of shares of common stock authorized under such plan by 15,000,000 and (iv) ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 1999. Information on these matters can be found in the accompanying proxy statement.

     Whether or not you plan to attend the meeting in person, your shares should be represented and voted at the meeting. Accordingly, after reading the enclosed proxy statement, kindly mark the proxy card to indicate your vote, date and sign the proxy card, and return it in the enclosed postage-paid envelope as soon as conveniently possible. If you desire to vote in accordance with management's recommendations, you need not mark your votes on the proxy card but need to sign, date and return it in the enclosed postage-paid envelope in order to record your vote. If you later decide to attend the meeting and wish to vote your shares personally, you may revoke your proxy at any time before it is exercised.


                                                 Sincerely,



                              Joe L. Roby                   John S. Chalsty
                              President and                 Chairman of the
                              Chief Executive Officer       Board

                      DONALDSON, LUFKIN & JENRETTE, INC.


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



To the Stockholders of
  Donaldson, Lufkin & Jenrette, Inc.:

     Notice is hereby given that the 1999 Annual Meeting (the "Annual Meeting") of the stockholders of Donaldson, Lufkin & Jenrette, Inc. (the "Company") will be held at the Company's offices, 8th Floor, 277 Park Avenue, New York, New York 10172, on Wednesday, April 21, 1999, at 10:00 a.m., New York City time, for the following purposes:

     1. To elect all of the members of the Company's Board of Directors to serve until the Company's next annual meeting and until such directors' successors are elected and shall have qualified.

     2. To approve the sale by the Company of $300,000,000 of its common stock in July 1998 to The Equitable Life Assurance Society of the United States and AXA Holdings (Belgium).

     3. To consider and vote upon the approval of an amendment to the Company's 1996 Stock Option Plan.

     4. To ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 1999.

     5. To transact such other business as may properly come before the Annual Meeting or at any adjournments thereof.

     A proxy statement describing the matters to be considered at the Annual Meeting is attached to this notice. Only stockholders of record at the close of business on March 8, 1999 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof.


                                        BY ORDER OF THE BOARD OF DIRECTORS





                                        Marjorie S. White
                                        Secretary

March 18, 1999


PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. THIS WILL INSURE THAT YOUR SHARES ARE VOTED IN ACCORDANCE WITH YOUR WISHES.

                      DONALDSON, LUFKIN & JENRETTE, INC.
                                277 PARK AVENUE
                           NEW YORK, NEW YORK 10172
                             ---------------------
                                PROXY STATEMENT
                            ---------------------
     This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Donaldson, Lufkin & Jenrette, Inc., a Delaware corporation (the "Company"), of proxies to be voted at the 1999 annual meeting of stockholders to be held on Wednesday, April 21, 1999 at 10:00 a.m., New York City time, at the Company's offices, 8th Floor, 277 Park Avenue, New York, New York 10172, and at any adjournments thereof (the "Annual Meeting"). The Notice of Annual Meeting, this Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about March 18, 1999, to all stockholders entitled to vote at the Annual Meeting.

     At the Annual Meeting, the Company's stockholders will be asked (i) to elect the following persons as directors of the Company to serve until the Company's next annual meeting and until such directors' successors are elected and shall have qualified: Joe L. Roby, John S. Chalsty, Anthony F. Daddino, David DeLucia, Hamilton E. James, Richard S. Pechter, Stuart M. Robbins, Henri de Castries, Denis Duverne, Jane Mack Gould, Louis Harris, Michael Hegarty, Henri G. Hottinguer, W. Edwin Jarmain, Francis Jungers, Edward D. Miller, W.J. Sanders III, Stanley B. Tulin and John C. West, (ii) to approve the sale by the Company of $300,000,000 of its common stock, par value $0.10 per share ("Common Stock") in July 1998 to The Equitable Life Assurance Society of the United States and AXA Holdings (Belgium), (iii) to consider and vote upon the approval of an amendment to the Company's 1996 Stock Option Plan, including increasing the number of shares of Common Stock authorized under such plan by 15,000,000,
(iv) to ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 1999, and (v) to take such other action as may properly come before the Annual Meeting or any adjournments thereof.


                              GENERAL INFORMATION


SOLICITATION AND VOTING OF PROXIES; REVOCATION; RECORD DATE

     All proxies duly executed and received by the Company will be voted on all matters presented at the Annual Meeting in accordance with the instructions given therein by the person executing such proxy or, in the absence of such instructions, will be voted in favor of the election to the Company's Board of Directors of the nineteen nominees for director identified in this Proxy Statement, the approval of the sale by the Company of $300,000,000 of its Common Stock in July 1998 to The Equitable Life Assurance Society of the United States and AXA Holdings (Belgium), the approval of the increase in available shares under the Company's 1996 Stock Option Plan by 15,000,000 and the ratification of the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 1999. Any stockholder may revoke his or her proxy at any time prior to the Annual Meeting before it is voted by written notice to such effect delivered to the Company at 277 Park Avenue, New York, New York 10172, Attention: Marjorie S. White, Secretary, by delivery prior to the Annual Meeting of a subsequently dated proxy or by attending the Annual Meeting and voting in person.

     Solicitation of proxies may be made by mail and may also be made by personal interview, telephone and facsimile transmission, and by directors, officers and regular employees of the Company without special compensation therefor. The expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting will be paid by the Company. The Company expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners, which expenses are expected to amount in aggregate to approximately $25,000.

     Only holders of record of Common Stock at the close of business on March 8, 1999 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were issued and outstanding 124,369,505 shares of Common Stock, each of which is entitled to one vote.

     A quorum for the Annual Meeting consists of a majority of the total number of shares of Common Stock outstanding on the Record Date. Directors of the Company will be elected by a plurality vote of the shares of Common Stock represented at the Annual Meeting and entitled to vote. Accordingly, abstentions and broker non-votes will not affect the outcome of the election. The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote is required for the approval of the sale of Common Stock, the approval of the amendment to the Company's 1996 Stock Option Plan and the ratification of the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 1999. On such items, an abstention will have the same effect as a negative vote, but, because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a broker non-vote will have no effect on the vote.

     As of March 1, 1999, The Equitable Companies Incorporated ("EQ" and, together with its subsidiaries other than the Company, "Equitable") beneficially owned an aggregate of 88,603,837 shares of Common Stock, representing approximately 71.3% of the total number of shares of Common Stock outstanding. AXA and certain of its affiliates beneficially own 1,836,669 shares of Common Stock. AXA is the largest shareholder of EQ and, therefore, may be considered to beneficially own 90,440,006 shares of Common Stock, representing 72.7% of the total number of shares of Common Stock outstanding. See "Security Ownership of Certain Beneficial Holders and Management." The affirmative vote of the shares of Common Stock beneficially owned by EQ is sufficient to ensure election of the nominees to the Board of Directors named herein, approval of the sale of Common Stock, approval of the amendment to the Company's 1996 Stock Option Plan and ratification of the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 1999.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR OF THE COMPANY (AS SPECIFIED BELOW), APPROVAL OF THE SALE OF COMMON STOCK, APPROVAL OF THE AMENDMENT TO THE COMPANY'S 1996 STOCK OPTION PLAN AND RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

                         ITEM 1: ELECTION OF DIRECTORS

     All the Company's directors will be elected at the Annual Meeting to serve until the next succeeding annual meeting of the Company and until their successors are elected and shall have qualified. All the nominees listed below except Mr. DeLucia, Mr. Robbins and Ms. Gould are currently serving as members of the Board of Directors and, except as stated in the subsequent paragraph, the proxies solicited hereby will be voted FOR the election of such nominees unless the completed proxy card directs otherwise.

     The Board of Directors has been informed that all of the nominees listed below are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals named in the proxies may vote for a substitute designated by the Board of Directors. The Company has no reason to believe that any nominee will be unable or unwilling to serve.


NOMINEES FOR ELECTION AS DIRECTORS

     The name, age, principal occupation for the last five years, selected biographical information and period of service as a director of the Company of each nominee are set forth below.

     JOE L. ROBY (59) was elected Chief Executive Officer of the Company in February 1998 and has also served as President of the Company since February 1996. He served as Chief Operating Officer of the Company from November 1995 until February 1998. Previously, Mr. Roby had served as Chairman of the Company's Banking Group since 1989. Mr. Roby joined the Company as a Vice President in the Investment Banking Group in 1972 and became head of the group in 1984. Mr. Roby has been a director of the Company since 1989. He is also a director of Advanced Micro Devices, Inc. and Sybron International Corporation.

     JOHN S. CHALSTY (65) was elected Chairman of the Board of the Company in 1996. Mr. Chalsty was Chief Executive Officer of the Company from 1986 until February 1998, and also served as President of the Company from 1986 until 1996, after having served as Chairman of the Company's Capital Markets Group for more than two years. Mr. Chalsty joined the firm in 1969 as an oil analyst. He was named Director of Research in 1971, was appointed head of the Investment Banking Group in 1979, and was named Chairman of the Capital Markets Group in 1984. Mr. Chalsty has been a director of the Company since 1971 and is also a director of EQ, IBP, Inc., Occidental Petroleum Corporation and Sappi, Limited. He has been a member of the Executive Committee of AXA since January 1997. From 1990 to 1994 he served as Vice Chairman of the New York Stock Exchange, Inc.

     ANTHONY F. DADDINO (58) was appointed Executive Vice President and Chief Financial Officer of the Company in 1983 and also serves as Chairman of the Finance Committee. Mr. Daddino has been a director of the Company since 1985. He joined the Company in 1976 from the accounting firm of Peat, Marwick, Mitchell & Co. where he was a Partner. He served as the Company's Chief Accountant and as a Group Managing Director prior to 1983. He is also a director of International Commodities Export Corp.

     DAVID DELUCIA (46) joined the Company in 1995 as a Managing Director and Chief Operating Officer of the Fixed Income Division and became head of that division in 1997. Prior to that time he had been a Partner at Goldman, Sachs & Co. from 1986 until 1995 in the fixed income division.

     HAMILTON E. JAMES (48) was appointed Chairman of the Company's Banking Group in 1995. Mr. James joined the Company as an Associate in the Investment Banking Group in 1975 and since then has held various executive positions in the group until his appointment as Chairman of the Banking Group. Mr. James has been a director of the Company since 1996. He is also a director of Costco Companies Inc.


     RICHARD S. PECHTER (53) was appointed Chairman of the Company's Financial Services Group in 1987. Mr. Pechter joined the Company in 1969 as a research analyst and has held various executive positions at the Company since then, including Chief Financial Officer, Executive Vice President and Chief Administrative Officer, and Chief Executive Officer of the Company's Pershing Division ("Pershing"). Mr. Pechter has been a director of the Company since 1979. He is also Director of the Securities Industry Association.


     STUART M. ROBBINS (55) was appointed Managing Director, Global Institutional Equities, of the Company in 1995. Mr. Robbins joined the Company in 1984 as a Vice President and Retail Industry Specialist. From 1987 until 1994 he was Managing Director, Research and from 1994 until his appointment to his current position he was a Managing Director and Co-Head, Institutional Equities.


     HENRI DE CASTRIES (44) has been a director of the Company since 1993. Since April 1998, Mr. de Castries has been Chairman of the Board of EQ and since 1996 he has been Senior Executive Vice President Financial Services and Life Insurance Activities of AXA. Prior thereto, Mr. de Castries was Executive Vice President Financial Services and Life Insurance Activities from 1993 to 1996, General Secretary from 1991 to 1993 and Central Director of Finances from 1989 to 1991 of AXA S.A. He is also a director or officer of various subsidiaries and affiliates of the AXA Group. He has been a director of EQ since May 1994 and The Equitable Life Assurance Society of the United States ("Equitable Life"), a wholly-owned subsidiary of EQ, since September 1993. He is also a director of Alliance Capital Management Corporation ("Alliance"), the general partner of Alliance Capital Management L.P.


     DENIS DUVERNE (45) has been a director of the Company since 1997. Mr. Duverne has been Senior Vice President -- International Life of AXA since 1995. Prior to that Mr. Duverne was a member of the Executive Committee, Operations of Banque Colbert from 1992 to 1995. Mr. Duverne was Secretary General of Compagnie Financiere IBI from 1991 to 1992. Mr. Duverne worked for the French Ministry of Finance serving as Deputy Assistant Secretary for Tax Policy from 1988 to 1991 and director of the Corporate Taxes Department from 1986 to 1988. Mr. Duverne is a Director of Alliance and Equitable Life. He is also a director or officer of various subsidiaries and affiliates of the AXA Group.


     JANE MACK GOULD (60) has been a Senior Vice President and Portfolio Manager of Alliance and its predecessors since 1969, after having joined that firm as a research analyst in 1965. Ms. Gould is a member of the Smithsonian Institute Investment Policy Committee.


     LOUIS HARRIS (77) has been a director of the Company since 1995. Mr. Harris has been an independent public opinion consultant since 1992. Prior thereto, Mr. Harris was President of Louis Harris and Associates, Inc., an opinion research company he founded in 1956. Mr. Harris had previously served on the Board of Directors of the Company from 1971 to 1985 and had been an Advisory Director of the Company from 1985 until his re-election to the Board in 1995.

     MICHAEL HEGARTY (54) has been a director of the Company since May 1998. Mr. Hegarty has been Vice Chairman of EQ since April 1998 and Chief Operating Officer and a director of EQ since February 1998. He was Senior Executive Vice President of EQ from January 1998 to April 1998. He has also been a Director and President of Equitable Life since January 1998 and Chief Operating Officer since February 1998. From 1996 to 1997 he was Vice Chairman of Chase Manhattan Corporation ("Chase"). Prior thereto, he was Vice Chairman (1995-1996) and Senior Executive Vice President (1991-1995) of Chemical Bank, which merged with Chase in 1996.

     HENRI G. HOTTINGUER (63) has been a director of the Company since 1992. He has been a partner of Hottinguer & Company since 1968 and he is also Chairman and Chief Executive Officer of Banque Hottinguer and Societe Financiere pour le Financement de Bureaux et d'Usines-Sofibus. Mr. Hottinguer is also Chairman of the Supervisory Board of Credit Suisse Hottinguer, Vice President and Director of Financiere Hottinguer, a director of Investissement Hottinguer S.A., AXA and of various subsidiaries and affiliates of the AXA Group, representative of Financiere SGTE at the Board of Schneider S.A., the Partner of Hottinguer & Cie Zurich, Chairman of the Board of Hottinguer Capital Corp., and a director of Swiss Helvetia Fund, Inc. and Hottinguer US Inc.

     W. EDWIN JARMAIN (60) has been a director of the Company since 1992. Mr. Jarmain is President of Jarmain Group Inc. (a private investment holding company), a position he has held since 1979, and is also an officer and director of several affiliated companies. He is also a director of EQ, Equitable Life, AXA Insurance (Canada), Anglo Canada General Insurance Company, AXA Pacific Insurance Company and National Mutual Holdings Limited as well as an alternate director of National Mutual Asia Limited and National Mutual Insurance Company Limited of Hong Kong. From 1994 to 1998, Mr. Jarmain also served as non-executive chairman and director of FCA International Ltd.

     FRANCIS JUNGERS (72) has been a director of the Company since 1995. Mr. Jungers is an independent consultant on energy and the Middle East and has been so since 1978 when he retired as Chairman of the Board and Chief Executive Officer of Arabian American Oil Company, an oil producing company with which Mr. Jungers was associated for over thirty years. Mr. Jungers had previously served on the Board of Directors of the Company from 1978 to 1985 and had been an Advisory Director of the Company from 1985 until his re-election to the Board in 1995. Mr. Jungers is also a director of the AES Corporation, Onix Systems, Inc., Statia Terminals Inc., Thermo Ecotek Corporation, Thermo Electron Corporation and Thermo Quest, Inc.

     EDWARD D. MILLER (58) has been a director of the Company since 1997. Mr. Miller has been President, Chief Executive Officer and a director of EQ since August 1997. He was President of Equitable Life from August 1997 to January 1998 and has been a director and Chief Executive Officer since August 1997 and Chairman since January 1998. He is also a Senior Executive Vice President of AXA and has been a member of the Executive Committee of AXA since September 1997. Mr. Miller was Senior Vice Chairman of Chase from 1995 to 1997, and President of Chemical Bank (which merged into Chase in 1995) from 1994 to 1995 and its Vice Chairman from 1991 to 1994. He is currently a director of Alliance and KeySpan Energy Corporation (formerly Brooklyn Union Gas Co.).

     W.J. SANDERS III (62) has been a director of the Company since 1995. Mr. Sanders is Chairman of the Board and Chief Executive Officer of Advanced Micro Devices, Inc., a semiconductor manufacturer he founded in 1969. Mr. Sanders had previously served on the Board of Directors of the Company from 1979 to 1985 and had been an Advisory Director of the Company from 1985 until his re-election to the Board in 1995.

     STANLEY B. TULIN (49) has been a director of the Company since 1997. He has been Executive Vice President of EQ since 1996 and its Chief Financial Officer since May 1997. He has been Director, Chairman, President and Chief Executive Officer of Equitable Capital Management Corporation since June 1997, Director, Executive Vice President and Chief Financial Officer of Equitable Investment Corporation since June 1997 and Chairman, President, Chief Executive Officer and Chief Financial Officer of ACMC, Inc. since July 1997. Mr. Tulin has been Vice Chairman and Director of Equitable Life since February 1998, Senior Executive Vice President from 1996 to February 1998 and Chief Financial Officer since 1996. Mr. Tulin was Chairman of the Insurance Consulting and Actuarial practice, Coopers & Lybrand from 1988 to 1996 and a Principal of Milliman and Robertson, Inc. from 1971 to 1988. He is currently a director of Alliance.


     JOHN C. WEST (76) has been a director of the Company since 1995. Mr. West is an attorney who has served as the United States Ambassador to the Kingdom of Saudi Arabia and as Governor of the State of South Carolina. Mr. West had previously served on the Board of Directors of the Company from 1981 to 1985 and had been an Advisory Director of the Company from 1985 until his re-election to the Board in 1995. Mr. West is Chairman of the Board of Seibels Bruce Group, Inc. He is also Distinguished Professor of Middle East Studies at the University of South Carolina.


     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR LISTED ABOVE.


COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS


     The Board of Directors has a standing Audit Committee (the "Audit Committee") and a standing Compensation and Management Committee (the "Compensation and Management Committee"). The Company does not currently have a standing nominating committee.


     The Audit Committee currently consists of Messrs. Jungers (Chairman) and Jarmain. Among other things, the Audit Committee makes recommendations to the Board of Directors regarding the engagement of the Company's independent auditors, reviews the plan, scope and results of the audit, reviews with the auditors and management the Company's policies and procedures with respect to internal accounting and financial controls and reviews changes in accounting policy and the scope of the non-audit services which may be performed by the Company's independent auditors.


     The Compensation and Management Committee currently consists of Messrs. West (Chairman), Harris and Jarmain. The Compensation and Management Committee has primary responsibility for all aspects of executive officer compensation and benefits, including salaries and grants and awards under the Company's 1995 Restricted Stock Unit Plan, 1996 Stock Option Plan and 1996 Incentive Compensation Plan.


     During 1998, the Board of Directors held five meetings, the Compensation and Management Committee held four meetings and the Audit Committee held three meetings. During 1998, each of the directors attended at least seventy-five percent of the meetings of the Board of Directors or Committees held during the period that he was a director except Mr. Sanders, who missed 2 of the 5 meetings he was eligible to attend.

COMPENSATION OF DIRECTORS

     The Company's policy is not to pay compensation to directors who are also employees of the Company, Equitable or any affiliates of Equitable. The Company's policy is to pay independent directors an annual retainer of $25,000 plus $1,000 for each Board Meeting attended and $500 for each meeting of a Committee of the Board attended. Under the Company's 1996 Non-Employee Directors Stock Plan, on November 21, 1996, April 16, 1997 and April 22, 1998 each independent director was granted an option to purchase 8,000 shares of Common Stock. In addition, under that plan each eligible director will receive an annual option grant to purchase 8,000 shares of Common Stock at the end of each Annual Meeting of Stockholders. Each option will have an exercise price equal to the fair market value of a share of Common Stock as of the date of grant, will vest and be exercisable with respect to one fourth of the covered shares on each of the first four anniversaries of the date of grant and will have a ten-year term. Except for a person whose service as a director is terminated for cause, after a person ceases to be a director options remain exercisable for various periods, depending on the reason for the termination.

                   EXECUTIVE COMPENSATION AND BENEFIT PLANS


EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Company to its Chief Executive Officer and each of the Company's four other most highly compensated executive officers based on 1998 salary and annual bonuses (collectively, the "Named Executive Officers") who were serving as executive officers at the end of the fiscal year ended December 31, 1998.


                          SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION
                                     --------------------------------------------
                                        SALARY       BONUS        OTHER ANNUAL
NAME AND PRINCIPAL POSITION    YEAR     ($)(1)       ($)(1)     COMPENSATION ($)
----------------------------- ------ ----------- ------------- ------------------
Joe L. Roby(6) .............. 1998    $ 175,000    $ 8,500,000      $ 115,770(7)
 President and                1997      175,000      9,500,000        107,664(7)
 Chief Executive Officer      1996      175,000      8,500,000         97,672(7)
John S. Chalsty(6) .......... 1998      500,000      8,000,000        159,931(8)
 Chairman                     1997      500,000     12,500,000        155,400(8)
                              1996      500,000     10,000,000        167,645(8)
Anthony F. Daddino .......... 1998      175,000      3,375,000         25,868(9)
 Executive Vice President     1997      175,000      3,750,000         25,201(9)
 and Chief Financial Officer  1996      175,000      3,000,000         27,112(9)
Michael A. Boyd ............. 1998      150,000        770,000         14,130(10)
 Senior Vice President and    1997      150,000        825,000         14,452(10)
 General Counsel              1996      150,000        750,000         14,065(10)
Michael M. Bendik ........... 1998      140,000        850,000         11,779(11)
 Senior Vice President and    1997      140,000        950,000         10,467(11)
 Chief Accounting Officer     1996      140,000        850,000         10,527(11)


                                               LONG-TERM COMPENSATION
                              ---------------------------------------------------------
                                RESTRICTED    OPTIONS/       LTIP
                                   STOCK        SARS       PAYOUTS        ALL OTHER
NAME AND PRINCIPAL POSITION    AWARDS($)(2)    (#)(3)       ($)(4)     COMPENSATION (5)
----------------------------- -------------- ---------- ------------- -----------------
Joe L. Roby(6) ..............      --              --    $ 2,559,098      $ 237,429
 President and                     --              --      2,414,243        163,797
 Chief Executive Officer           --         500,000     23,983,762        403,765
John S. Chalsty(6) ..........      --              --             --        358,466
 Chairman                          --              --             --        369,886
                                   --              --             --        695,447
Anthony F. Daddino ..........      --              --      1,933,127        210,019
 Executive Vice President          --              --      1,823,705        193,093
 and Chief Financial Officer       --              --      6,996,750        242,702
Michael A. Boyd .............      --              --        871,188          5,051
 Senior Vice President and         --              --        821,876             --
 General Counsel                   --              --        904,303         13,202
Michael M. Bendik ...........      --              --        614,574         18,082
 Senior Vice President and         --              --        579,788         36,336
 Chief Accounting Officer          --              --             --         55,667

----------
(1) Includes amounts contributed by each of the Named Executive Officers under various deferred compensation plans maintained by the Company.

(2) In exchange for surrendering amounts accrued under certain multi-year compensation arrangements maintained by the Company, each of the Named Executive Officers received restricted stock units under the Company's 1995 Restricted Stock Unit Plan at the time of the Company's initial public offering in October 1995 (the "Initial Public Offering"). Each restricted stock unit represents the right to receive a share of Common Stock, subject to certain conditions described below. Units awarded under the 1995 Restricted Stock Unit Plan fall into two categories: "Base Units" and "Premium Units." Base Units vested 50% in February 1997 and February 1998. Premium Units vest in three equal installments in each of February 1998, February 1999 and February 2000. No dividends or dividend equivalents are paid on the restricted stock units. As of December 31, 1998, the last day of trading during the fiscal year ended December 31, 1998, the aggregate value of the unvested restricted stock units, based on the average of the high and low prices of Common Stock as reported on the New York Stock Exchange on such date of $41.3125 was $4,230,565, $5,640,726, $2,350,351, $352,561 and $176,322 for Messrs. Roby, Chalsty,
      Daddino, Boyd and Bendik, respectively.

(3) The options shown for Mr. Roby for 1996 have an exercise price of $16.25, a term of ten years, and become exercisable in four equal installments on May 16, 1997, May 16, 1998, May 16, 1999 and May 16, 2000. The Company's
      stock plans do not permit the granting of stock appreciation rights ("SARs").

(4) All amounts shown for 1998 reflect amounts earned under the Company's 1994-1996 Long Term Incentive Plan. The amounts shown for Mr. Roby in 1997 and 1996 reflect payment of amounts earned under the Company's 1991-1993 and 1994-1996 Long Term Incentive Plans and amounts previously earned under a prior multi-year bonus program. The amounts shown for Mr. Daddino reflect payments made in 1997 and 1996 of amounts earned under the Company's 1994-1996 and 1991-1996 Long Term Incentive Plans.

(5) Of the amounts shown in the table $153,178, $124,869 and $160,736 for 1998, $163,797, $138,394 and $169,066 for 1997 and $167,954, $144,807,
      and $142,954 for 1996 reflect the value of premiums paid by the Company on behalf of Messrs. Roby, Chalsty and Daddino, respectively, under split-dollar life insurance policies. The amounts represent the present value of the interest projected, on an actuarial basis, to accrue for the benefit of Messrs. Roby, Chalsty and Daddino, respectively, on the portions of the premiums paid by the Company in that year. In addition, $84,251, $233,597, $49,283, $5,051 and $18,082 is included for 1998 for
      Messrs. Roby, Chalsty, Daddino, Boyd and Bendik, respectively, $231,492, $24,027 and $36,336 is included for 1997 for Messrs. Chalsty, Daddino and Bendik, respectively, and $235,811, $550,640, $99,748, $13,202 and
      $55,667 is included for 1996 for Messrs. Roby, Chalsty, Daddino, Boyd and Bendik, respectively, to reflect distributions in 1998, 1997 and 1996 in respect of units awarded in prior years under a plan which allocated to the participants a portion of the profits realized by the Company on certain investments.

(6) Effective February 23, 1998 Mr. Chalsty stepped down as Chief Executive Officer but remains Chairman of the Board. On the same date Mr. Roby was elected Chief Executive Officer and relinquished the title of Chief Operating Officer. Effective February 17, 1999, Mr. Chalsty's salary will be $175,000 per annum.

(7) Of the amounts shown in the table for Mr. Roby, $51,246, $28,547 and $23,552 reflect the use of transportation equipment provided by the Company in 1998, 1997 and 1996, respectively. In addition, $64,524, $79,117 and $74,120 of the amounts shown reflect the value of financial planning services provided on Mr. Roby's behalf by Wood, Struthers & Winthrop during 1998, 1997 and 1996, respectively.

(8) Of the amounts shown in the table for Mr. Chalsty, $42,456, $18,804 and $16,487 reflect the use of transportation equipment provided by the Company in 1998, 1997 and 1996, respectively. In addition, $21,475, $40,596 and $55,158 of the amounts shown reflect the value of financial planning services provided on his behalf by Wood, Struthers & Winthrop during 1998, 1997 and 1996, respectively, and $96,000, $96,000 and
      $96,000 of the amounts shown reflect contributions by the Company toward the cost of an apartment for Mr. Chalsty during 1998, 1997 and 1996, respectively.

(9) Of the amounts shown in the table for Mr. Daddino, $21,291, $22,001 and $21,404 reflect the use of transportation equipment provided by the Company in 1998, 1997 and 1996, respectively. In addition, $4,577, $3,200 and $5,708 of the amounts shown reflect the value of financial planning services provided on Mr. Daddino's behalf by Wood, Struthers & Winthrop during 1998, 1997 and 1996, respectively.

(10) Of the amounts shown in the table for Mr. Boyd, $10,930, $11,252 and $11,065 reflect the use of transportation equipment in 1998, 1997 and 1996, respectively. In addition, $3,200, $3,200 and $3,000 of the amounts shown reflect the value of financial planning service provided on Mr. Boyd's behalf by Wood, Struthers & Winthrop during 1998, 1997 and 1996, respectively.

(11) The amounts shown for Mr. Bendik reflect the use of transportation equipment provided by the Company in 1998, 1997 and 1996, respectively.

          AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR (1998)
                         AND FY-END OPTION/SAR VALUES




                                                                        NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                                       UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS
                              SHARES ACQUIRED                          OPTIONS AT FY-END (#)         AT FY-END ($)(1)
NAME                          ON EXERCISE (#)   VALUE REALIZED ($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
Joe L. Roby ................        --                --                 1,198,834/250,000         $32,659,473/6,265,625
John S. Chalsty ............        --                --                    1,272,714/0                35,397,358/$0
Anthony F. Daddino .........        --                --                     530,298/0                 14,748,913/$0
Michael A. Boyd ............        --                --                      79,544/0                  2,212,317/$0
Michael M. Bendik ..........        --                --                      39,772/0                  1,106,159/$0

----------
(1) An "in-the-money option" is an option for which the market price of the underlying Common Stock at year-end 1998 exceeds the exercise price of the option. The value of unexercised, in-the-money options shown above is based upon the difference between the exercise price of all options and $41.3125, the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on December 31, 1998, the last day of trading during the fiscal year ended December 31, 1998. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Common Stock relative to the exercise price per share of the stock option at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money stock options reflected in this table will be realized.



CERTAIN DEFERRED COMPENSATION PLANS AND ARRANGEMENTS


     Certain employees, including the Named Executive Officers, deferred a portion of their 1983 or 1984 compensation in return for which the Company agreed to pay each of them a specified annual benefit for 15 years beginning at age 65. Benefits are based upon the participant's age and the amount deferred and are calculated to yield an approximate 12.5% annual compound return. In the event of the participant's disability or death, an equal or lesser amount is to be paid to the participant or his beneficiary. After age 55, participants, the sum of whose age and years of service is equal to or greater than 80, may elect to have their benefits begin before age 65, in an actuarially reduced amount. The Company has funded its obligations through the purchase of life insurance policies. The table below shows as to the Named Executive Officers the estimated annual benefit payable at age 65. Each of these individuals is fully vested in the applicable benefit.




                                              ESTIMATED
NAME                                       ANNUAL BENEFITS
  Joe L. Roby .........................       $ 56,527
  John S. Chalsty .....................         47,053
  Anthony F. Daddino ..................        107,313
  Michael A. Boyd .....................         75,369
  Michael M. Bendik ...................         91,781

COMPENSATION AND MANAGEMENT COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation and Management Committee during the fiscal year ended December 31, 1998 was an officer or employee of the Company. Mr. Jarmain has been a director of EQ and Equitable Life since 1992. See "Security Ownership of Certain Beneficial Holders and Management" and "Certain Relationships and Related Transactions."


COMPENSATION AND MANAGEMENT COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Management Committee of the Board of Directors (for the purposes of this report, the "Committee") is composed entirely of independent outside directors, none of whom is a current officer or employee of the Company or its subsidiaries. The Committee is responsible for the establishment of policies governing and for the implementation, administration and interpretation of all aspects of executive officer compensation, which includes base salary, short term performance incentives, long term performance incentives and equity based incentives. The Committee reviews the compensation of executive officers on an ongoing basis, developing and executing cost and tax-effective plans with the following objectives:

      o  Support the Company's business strategies and goals,

      o Attract and retain the highest caliber executive officers by providing compensation opportunities comparable to those offered by other leading financial services firms with whom the Company competes for business and talent,

      o Motivate high performance in an entrepreneurial incentive-driven culture,

      o Closely align executive officers' interests with stockholders' interests, and

      o Reward results achieved short term and in the long term creation of shareholder value.

     The compensation policy of the Company is to base total compensation on performance. By virtue of the Company's establishment of relatively low fixed base compensation and highly-leveraged incentive opportunities, total compensation will vary directly with the financial results of the Company and the total returns to its stockholders, and may exceed the 75th percentile for superior performance.

     The Committee was established immediately prior to the Initial Public Offering. As such, the Committee is administering certain plans that were approved and in place prior to its establishment. The Committee views such plans as appropriate and supportive of the policies and objectives discussed above.

     In its deliberations, the Committee utilizes the services of an independent consulting firm with expertise in executive compensation among financial services firms, as well as historical marketplace survey data. For 1998, the survey data reviewed in setting compensation levels for executive officers are based on a group of nine firms. Of these firms, three are included in the Peer Group Index used for the Common Stock Performance graph set forth below. See "Common Stock Performance." The firms not included in the Peer Group Index are either not publicly traded or owned, or have a mix of businesses not representative of the Company on an overall basis, although various segments are comparable to certain divisions of the Company.

     It is the intention of the Committee that executive officer compensation be determined and administered on the basis of total compensation, rather than based on separate free-standing components.

In keeping with the Company's policy of sustaining its entrepreneurial incentive-driven culture, no Company-paid retirement benefits are provided to executive officers.

     The total compensation program for executive officers established by the Committee is comprehensive and integrated to include salary, short term and long term performance incentives, and equity-based incentives.


 SALARY

     Salaries are generally below median for similar positions within the financial services industry. Salaries are reviewed annually by the Committee for appropriateness in consideration of the Company's compensation policy, marketplace practice, the Company's financial results, individual position responsibilities and performance. Of the ten current executive officers, only three have received salary increases since 1987.


 SHORT TERM AND LONG TERM PERFORMANCE INCENTIVES

     1996 Incentive Compensation Plan. The 1996 Incentive Compensation Plan, which is administered by the Committee, provides for the award of short term and long term incentives based on Company profitability. At the beginning of each performance period, each executive officer is assigned an interest in one or more award pools. After completion of each performance period, the Committee evaluates the performance of each executive officer based on the criteria discussed below and, in its sole and absolute discretion, may reduce or increase awards, except that the Committee may only reduce and may not increase an award to a current Named Executive Officer. Awards may be paid in cash, stock-based payments, or any combination thereof.

     Short Term Performance Incentives. Aggregate short term incentive compensation awards are based primarily on the Company's profitability over a one or two year period. Individual awards are based on an assessment of individual, business unit, and Company performance.

     In assessing such performance, the Committee evaluates a number of quantitative and qualitative factors without assigning weights and considers absolute and relative results achieved and strategic progress during the prior one or two years, as well as over a period of years. Such performance is evaluated by comparisons to prior years, peer companies and overall industry performance. Factors considered may include the quality, consistency and level of earnings, growth, return on equity, cost control and margins, as well as the services rendered and value added to clients of the Company.

     With regard to 1998, pre-tax profits declined 9.2% from 1997, and awards to most executive officers were reduced from prior year levels in recognition of this performance and competitive pay levels.

     Long Term Performance Incentives. Long term performance incentives are generally based on the Company's adjusted cumulative net income and return on equity over a period of three years or longer. Such incentives are designed to strengthen the coincidence of interest of executive officers and the Company's shareholders in the long term growth of enterprise value, as well as to encourage retention among key managers of the Company through vesting and competitive compensation opportunities.

     The number of units awarded to each executive officer is subject to annual review and reflects their individual performance, responsibility level, and potential impact on the long term financial results of the

Company. Long term incentive payments made in 1998 to executive officers named in the Summary Compensation Table represent amounts earned under the Company's 1994 -- 1996 Long Term Incentive ("LTI") Plans. Awards of units have been made for the 1997-1999 performance period.


  EQUITY-BASED INCENTIVES

      o 1995 Restricted Stock Unit Plan. As discussed above, executive officers were granted restricted stock units in 1995 under the 1995 Restricted Stock Unit Plan. These grants were made to executive officers in exchange for reduction in the value of their interests in the 1991 or 1994 LTI Plan. Restricted stock units granted in 1995 vest in installments from February 1997 to February 2000. No executive officer received a restricted stock unit grant in 1998.

      o 1995 Stock Option Plan. Executive officers were granted options to purchase shares of Common Stock under the 1995 Stock Option Plan. These grants were made to executive officers in exchange for reduction in the value of their interests in the 1991 or 1994 LTI Plan. Options granted under the 1995 Stock Option Plan vested in February 1997 and February 1998. No further grants will be made under this plan which has been replaced by the 1996 Stock Option Plan, as discussed below.

         The value of restricted stock units and stock options awarded under the 1995 Restricted Stock Unit Plan and the 1995 Stock Option Plan may be realized only after vesting from 1997 to 2000, and will depend on the market value of the Company's Common Stock in the future. Thus, the ultimate value of such restricted stock unit and stock option awards will provide a continuing incentive to executive officers for the creation of shareholder value.

      o 1996 Stock Option Plan. At the 1996 Annual Meeting stockholders approved the 1996 Stock Option Plan which is administered by the Committee and provides for the award of stock options to employees of the Company. No executive officer received an option grant in 1998.

         The Committee does not consider stock holdings, prior option or stock grants, prior long term performance incentive awards or the appreciation thereon when making future option, stock and long term performance incentive award determinations.


 COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Both the quantitative and qualitative criteria referenced above are applied in assessing the performance and determining the compensation of the Chief Executive Officer, who participates in the Company's executive compensation program on the same basis as all other executive officers.

     Mr. Roby was elected Chief Executive Officer in February 1998. In setting the Chief Executive Officer's 1998 total compensation, the Committee took into account the annual and long-term performance of the Company under his leadership and its outstanding strategic progress, all of which were viewed as critical to the results realized by the Company in 1998.

     The Company's 1998 performance included a 16.5% growth in revenues from 1997. A combination of higher costs associated with an aggressive expansion strategy and an industry-wide business decline in the second half of 1998 resulted in profit performance that was below 1997. 1998 profit was 9.2% under the record earnings achieved in 1997. In consideration of the difficult year, the Chief Executive Officer received an annual incentive award of $8.5 million for 1998. This represented a 10.6% decline from his 1997 annual incentive award. His salary of $175,000 was last increased in 1987. The Chief Executive Officer was not granted any restricted stock units or stock options in 1997 or 1998.


     The Committee believes that the total compensation of the Chief Executive Officer is appropriate relative to his performance, the performance of the Company and the compensation of other heads of high-performing investment firms.


 TAX CONSIDERATIONS


     The Committee's policy is to preserve corporate tax deductions while maintaining the flexibility to approve compensation arrangements that it deems to be in the best interests of the Company and its stockholders, but which may not always qualify for full tax deductibility.



                                        COMPENSATION AND MANAGEMENT COMMITTEE


                                                    Louis Harris
                                                    W. Edwin Jarmain
                                                    John C. West, Chairman

COMMON STOCK PERFORMANCE

     The following chart compares the Company's cumulative total return on stockholder investment since the date of the Initial Public Offering (October 24, 1995) with that of the Standard & Poor's 500 and a Peer Group Index. All indices include the reinvestment of dividends.

[GRAPHIC OMITTED]





                                                                                                                     Compound
                                                                                                                      Annual
                                          10/26/95       12/31/95       12/31/96       12/31/97       12/31/98      Return Rate
                                        ------------   ------------   ------------   ------------   ------------   ------------
 Donaldson, Lufkin & Jenrette, Inc.       $ 100.00       $ 115.74       $ 122.94       $ 274.20       $ 284.53          38.9%
 S&P 500                                  $ 100.00       $  96.74       $ 141.64       $ 246.09       $ 276.04          37.6%
 Peer Group*                              $ 100.00       $ 111.20       $ 130.81       $ 174.44       $ 224.29          28.9%

* Peer group includes Bear Stearns Companies, Lehman Brothers Holdings, Morgan Stanley Group (10/26/95 - 5/30/97) and Morgan Stanley Dean Witter & Co. (6/1/97-12/31/98). Assumes conversion of Morgan Stanley Group shares into Morgan Stanley Dean Witter & Co. on 6/1/97.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT


     The following table sets forth, as of March 1, 1999, the total number of shares of Common Stock beneficially owned, and the percent so owned, by each director and nominee for director, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, by the Named Executive Officers and by all current directors and executive officers as a group. All numbers reflect the 2 for 1 stock split that was effective May 11, 1998.




                                                                        CURRENT
                                                                BENEFICIAL OWNERSHIP(1)            TOTAL(1)
                                                                ------------------------   -------------------------
                                                                  NUMBER OF                  NUMBER OF
                                                                   SHARES       PERCENT       SHARES        PERCENT
AXA(2) ......................................................    90,440,006       72.7%     90,440,006        59.1%
 9 Place Vendome
 75001 Paris, France
The Equitable Companies
 Incorporated(3) ............................................    88,603,337       71.3      88,603,337        57.9
 1290 Avenue of the Americas
 New York, New York 10104
The Equitable Life Assurance
 Society of the United States(4) ............................    39,961,542       32.1      39,961,542        26.1
 1290 Avenue of the Americas
 New York, New York 10104
Joe L. Roby(5) ..............................................     1,692,524        1.3       1,993,726         1.3
John S. Chalsty(6) ..........................................     1,931,263        1.5       1,999,532         1.3
Anthony F. Daddino(7) .......................................       781,402          *         834,848           *
David DeLucia(8) ............................................       180,000          *         470,000           *
Hamilton E. James(9) ........................................     1,001,751          *       1,287,308           *
Richard S. Pechter(10) ......................................     1,442,524        1.1       1,668,726         1.1
Stuart M. Robbins (11) ......................................       591,052          *         762,386           *
Theodore P. Shen(12) ........................................     1,300,424        1.0       1,351,626           *
Michael A. Boyd(13) .........................................       119,609          *         123,876           *
Michael M. Bendik(14) .......................................        60,104          *          62,238           *
Henri de Castries(15) .......................................         2,000          *           2,000           *
Denis Duverne(16) ...........................................         2,000          *           2,000           *
Jane Mack Gould .............................................             0          *               0           *
Louis Harris(17) ............................................         8,880          *          22,880           *
Michael Hegarty(18) .........................................             0          *               0           *
Henri G. Hottinguer(19) .....................................        14,000          *          28,000           *
W. Edwin Jarmain(20) ........................................        20,048          *          34,048           *
Francis Jungers(21) .........................................        12,000          *          26,000           *
Edward D. Miller(22) ........................................             0          *               0           *
Stanley B. Tulin (23) .......................................         1,000          *           1,000           *
W.J. Sanders III(24) ........................................        12,810          *          26,810           *
John C. West(25) ............................................        31,600          *          45,600           *
All directors and executive officers as a group(26) .........     9,204,991        7.0      10,802,090         7.1

----------
*     Less than 1.0%.

(1) The table provides certain information regarding the beneficial ownership of the Company's Common Stock by AXA, EQ, Equitable Life, each of the Company's directors and all directors and executive officers as a group assuming, in the case of the Total column, the issuance of all of the Common Stock pursuant to outstanding restricted stock units and options. In connection with the Initial Public Offering, approximately 500 employees of the Company exchanged an aggregate of $100.0 million of their interests under certain cash compensation arrangements, including the Company's 1991-1993 Long Term Incentive Plan and the Company's 1994-1996 Long Term Incentive Plan for restricted stock units representing an aggregate of approximately 10.4 million shares of Common Stock. Approximately 90% of these units have vested as of February 1, 1999 and are included in the Current Beneficial Ownership column. The balance of these units, located in the Total column, will vest in February 2000.

      In connection with the Initial Public Offering, employees acquired options to purchase an aggregate of approximately 18.4 million shares of Common Stock at a price of $13.50 per share by foregoing an aggregate of $55.7 million of their future interests under cash compensation arrangements (the "LTI Option Exchange"). As of February 1, 1998, all outstanding options received in the LTI Option Exchange have vested and are included in the Current Beneficial Ownership column. In addition, Mr. Roby was granted an option to purchase 500,000 shares of Common Stock in 1996 and Messrs. Harris, Hottinguer, Jungers, Jarmain, Sanders and West have each been granted options to purchase 24,000 shares of Common Stock under the Company's 1996 Non-Employee Directors Stock Plan.

(2) AXA is EQ's largest stockholder, beneficially owning approximately 59% of EQ's outstanding common stock. As of March 1, 1999, a group of four French mutual insurance companies (the "Mutuelles AXA") owned, directly or indirectly through various holding companies, approximately 23.9% of the issued shares representing 37.6% of the voting power of AXA. For insurance regulatory purposes the shares of capital stock of EQ beneficially owned by AXA and its subsidiaries have been deposited into a voting trust to ensure that certain of the indirect minority shareholders of AXA do not exercise control over EQ or certain of its insurance subsidiaries.

(3) The number listed includes shares of Common Stock beneficially owned by EQ's wholly-owned subsidiary, Equitable Life.

(4) The number listed includes shares of Common Stock beneficially owned through its wholly-owned subsidiary, Equitable Holdings, L.L.C.

(5) The Current Beneficial Ownership column for Mr. Roby includes 476,546 vested restricted stock units and 1,198,384 option shares exercisable within 60 days. The Total column includes 51,202 unvested restricted stock units and 250,000 stock options that become exercisable more than 60 days after March 1, 1999. In addition, Mr. Roby holds an option to purchase 50,000 shares of common stock of EQ which is exercisable within 60 days, 2,500 American Depositary Receipts ("ADRs") of AXA and 2,500 option shares of AXA which are exercisable within 60 days.

(6) The Current Beneficial Ownership column for Mr. Chalsty includes 2,500 shares owned by Mr. Chalsty's wife, 650,649 vested restricted stock units and 1,272,714 option shares exercisable within 60 days. The Total column includes 68,269 unvested restricted stock units. In addition, Mr. Chalsty beneficially owns 116,000 shares of common stock of EQ, including 100,000 option shares exercisable within 60 days, 2,500 ADRs of AXA and 5,000 option shares of AXA which are exercisable within 60 days.

(7) The Current Beneficial Ownership column for Mr. Daddino includes 198,755 vested restricted stock units and 530,298 option shares exercisable within 60 days. The Total column includes 28,446 unvested restricted stock units and 25,000 stock options that become exercisable more than 60 days after March 1, 1999. Mr. Daddino beneficially owns 100 shares of common stock of EQ which are held in an insurance trust for the benefit of his wife and children and also holds an option to purchase 50,000 shares of common stock of EQ which is exercisable within 60 days.

(8) The Current Beneficial Ownership column for Mr. DeLucia includes 180,000 option shares exercisable within 60 days. The Total column includes 470,000 stock options that become exercisable more than 60 days after March 1, 1999.

(9) The Current Beneficial Ownership column for Mr. James includes 662,872 option shares exercisable within 60 days. The Total column includes 35,557 unvested restricted stock units and 250,000 stock options that become exercisable more than 60 days after March 1, 1999. Mr. James also holds an option to purchase 50,000 shares of common stock of EQ which is exercisable within 60 days and 1,000 ADRs of AXA.

(10) The Current Beneficial Ownership column for Mr. Pechter includes 954,536 option shares exercisable within 60 days. The Total column includes 51,202 unvested restricted stock units and 175,000 stock options that become exercisable more than 60 days after March 1, 1999. Mr. Pechter also holds an option to purchase 50,000 shares of common stock of EQ which is exercisable within 60 days.

(11) The Current Beneficial Ownership column for Mr. Robbins includes 397,724 option shares exercisable within 60 days. The Total column includes 21,334 unvested restricted stock units and 150,000 stock options that become exercisable more than 60 days after March 1, 1999.

(12) The Current Beneficial Ownership column for Mr. Shen includes 954,536 option shares exercisable within 60 days. The Total column includes 51,202 unvested restricted stock units. Mr. Shen also holds an option to purchase 50,000 shares of common stock of EQ which is exercisable within 60 days and 1,000 ADRs of AXA.

(13) The Current Beneficial Ownership column for Mr. Boyd includes 79,544 option shares exercisable within 60 days. The Total column includes 4,267 unvested restricted stock units.

(14) The Current Beneficial Ownership column for Mr. Bendik includes 39,772 option shares exercisable within 60 days. The Total column includes 2,134 unvested restricted stock units.

(15) Mr. de Castries also beneficially owns 13,333 shares of Common Stock of EQ, all of which are option shares exercisable within 60 days, and 70,188 shares of common stock of AXA, including 69,188 option shares exercisable within 60 days.

(16) Mr. Duverne also owns 10,333 shares of EQ, including 8,333 option shares exercisable within 60 days. Of his EQ holding 2,000 shares are owned with his wife. Mr. Duverne also beneficially owns 11,042 shares of common stock of AXA, of which 1,000 shares are owned with his wife and 10,000 are option shares of AXA which are exercisable within 60 days.

(17) The Current Beneficial Ownership column for Mr. Harris includes 6,000 option shares exercisable within 60 days. The Total column includes 14,000 stock options that become exercisable more than 60 days after March 1, 1999.

(18) Mr. Hegarty beneficially owns 48,228 shares of common stock of EQ, including 48,039 option shares exercisable within 60 days.

(19) The Current Beneficial Ownership column for Mr. Hottinguer includes 10,000 option shares exercisable within 60 days. The Total column includes 14,000 stock options that become exercisable more than 60 days after March 1, 1999.

(20) The Current Beneficial Ownership column for Mr. Jarmain includes 10,000 option shares exercisable within 60 days. The Total column includes 14,000 option shares that become exercisable more than 60 days after March 1, 1999. Mr. Jarmain also beneficially owns 10,545 shares of common stock of EQ.

(21) The Current Beneficial Ownership column for Mr. Jungers includes 10,000 option shares exercisable within 60 days. The Total column includes 14,000 stock options that become exercisable more than 60 days after March 1, 1999.

(22) Mr. Miller beneficially owns 142,745 shares of common stock of EQ, all of which are option shares exercisable within 60 days.

(23) The 1,000 shares shown are owned with his wife. Mr. Tulin also beneficially owns 87,437 shares of common stock of EQ, including 82,819 option shares exercisable within 60 days. Of these shares 4,000 are owned with his wife. In addition, Mr. Tulin owns 2,000 ADRs of AXA and 2,500 option shares of AXA which are exercisable within 60 days.

(24) The Current Beneficial Ownership column for Mr. Sanders includes 10,000 option shares exercisable within 60 days. The Total column includes 14,000 stock options that become exercisable more than 60 days after March 1, 1999.

(25) The Current Beneficial Ownership column for Mr. West includes 10,000 option shares exercisable within 60 days. The Total column includes 14,000 option shares that become exercisable more than 60 days after March 1, 1999. Of the Common Stock beneficially owned by Mr. West, 11,000 shares are held on his behalf by a profit sharing plan. In addition, 400 shares are owned directly by his wife, as to which shares Mr. West disclaims beneficial ownership.

(26) The Current Beneficial Ownership column includes 1,325,950 vested restricted stock units and 6,326,380 option shares exercisable within 60 days and the Total column includes 316,458 unvested restricted stock units and 1,404,000 stock options that become exercisable more than 60 days after March 1, 1999. All directors and executive officers as a group also beneficially own 678,721 shares of common stock of EQ, 91,230 shares of common stock of AXA and 9,000 ADRs of AXA.



COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than ten-percent of a registered class of the Company's equity securities, to file initial statements of beneficial ownership (Form 3), and statements of changes in beneficial ownership (Forms 4 or 5), of Common Stock and other equity securities of the

Company with the Commission and the New York Stock Exchange, Inc. Officers, directors and greater than ten-percent shareholders are required by Commission regulation to furnish the Company with copies of all such forms they file.

     To the Company's knowledge, based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no additional forms were required for those persons, the Company believes that all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with during 1998, except for Mr. Tulin whose filing was two days late in connection with a purchase of Common Stock.


                   ITEM 2: APPROVAL OF SALE OF COMMON STOCK

     In July 1998 the Company sold $300,000,000 of newly issued Common Stock to Equitable Life and AXA Holdings (Belgium) for $60.00 per share, the average closing price of the Common Stock on the New York Stock Exchange ("NYSE") for the three-day period beginning Friday, July 17 and ending Tuesday, July 21, 1998. The Company has agreed with the NYSE to request approval of the sale by its stockholders. Both the Company and Equitable believe this purchase was in the best interests of the stockholders of the Company.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE SALE OF COMMON STOCK IN JULY 1998.


           ITEM 3: APPROVAL OF INCREASE IN STOCK OPTION PLAN SHARES

     The Company's 1996 Stock Option Plan (the "1996 Stock Option Plan") was approved by the stockholders of the Company at the April 30, 1996 Annual Meeting. This plan has proved to be an invaluable addition to the Company's compensation structure and has enabled the Company to effectively compete for qualified personnel. However, as of March 1, 1999, there were available for grant only 2,163,533 shares under the 1996 Stock Option Plan which, based on historical practice will not be sufficient to meet the Company's need beyond 1999. Therefore, the Company is proposing to shift 10,000,000 shares of Common Stock previously approved by stockholders under the Company's 1996 Incentive Compensation Plan, reducing that plan's authorized shares to 7,600,000 shares, and also to add another 5,000,000 shares not previously approved by shareholders. These changes will increase the authorized shares under the 1996 Stock Option Plan from approximately 17.6 million shares to approximately 32.6 million shares. In addition, the current limit on the number of incentive stock options, 16 million shares, is being increased by 15 million to 31 million shares.

     There follows a summary of the principal provisions of the 1996 Stock Option Plan, as proposed to be amended. The text of the amendments is attached as Exhibit A.

     Options may be granted under the 1996 Stock Option Plan during the ten year period ending April 29, 2006.

     The 1996 Stock Option Plan is administered by the Compensation and Management Committee of the Board of Directors. The Compensation and Management Committee is authorized to establish rules and regulations for administration of the 1996 Stock Option Plan, to make determinations and interpretations under the 1996 Stock Option Plan and to grant awards pursuant to the 1996 Stock Option Plan.

     The 1996 Stock Option Plan provides for the granting of options to key employees, consultants or other service providers of the Company or its subsidiaries. As provided in the 1996 Stock Option Plan, no options were awarded thereunder prior to January 1, 1996. It is currently estimated that approximately 1,000 people are eligible to receive options under the 1996 Stock Option Plan.

     During 1998, no options were granted to executive officers, and options on 1,508,489 shares were granted to all employees as a group. The maximum number of options that may be granted during the term of the 1996 Stock Option Plan is approximately 32.6 million plus the number of shares covered by options forfeited or surrendered under the 1995 Stock Option Plan. The total number of options that may be granted under the 1996 Stock Option Plan may be adjusted in the event of certain capital changes as described below. Options under the 1996 Stock Option Plan may be granted in the form of either "incentive stock options" pursuant to the restrictions of Section 422 of the Code, or other options. The maximum number of shares of Common Stock subject to grants to any one individual annually under the 1996 Stock Option Plan is four million shares, subject to adjustment as described below. The maximum number of shares of Common Stock which may be granted as "incentive stock options" is thirty-one million shares, subject to adjustment as described below.

     The exercise price of all options granted under the 1996 Stock Option Plan will be equal to the fair market value of Common Stock on the date of grant. The options will not be exercisable until they vest, as described below.

     The options granted under the 1996 Stock Option Plan will be exercisable for up to ten years and will vest in four equal annual installments. In the event of a participant's termination of employment due to death or disability or retirement after the participant's attainment of age 65 and prior to the final vesting date, all unvested options will vest on the last day of the month following that in which such termination of employment occurs and will become exercisable at the rate of 25% of the number of the options granted on each of the first four anniversaries of the date of grant. If a participant's employment is terminated by the Company with cause or by the recipient (other than by reason of retirement) without the Company's consent prior to the final vesting date, all unvested options will be forfeited. Any vested, exercisable options held by the recipient must be exercised within 30 days of the Compensation and Management Committee's reasonable determination that the recipient has engaged in an activity competitive with the Company. If any such options remain unexercised at the expiration of such 30-day period, the options will lapse.

     The exercise price of options granted under the 1996 Stock Option Plan, as well as any amounts required to be withheld upon exercise, may be paid in cash, stock or a combination of the two. Shares otherwise receivable upon exercise using the stock payment method may be deferred at the prior election of the optionee.

     Shares that (i) are related to prior grants that are forfeited, terminated, canceled, expire unexercised, settled in cash or in any other manner are not issued as shares of Common Stock, or (ii) are used to pay the exercise price or required withholding in connection with the exercise of other options, shall again become eligible for grant under the 1996 Stock Option Plan.

     The total number of shares of Common Stock that may be allocated pursuant to awards made under the 1996 Stock Option Plan or that may be allocated to any one individual, the number of shares of Common Stock subject to outstanding options, the exercise price for such options and other terms and conditions of options may be equitably adjusted by the Compensation and Management Committee in the event of changes in the Company's capital structure resulting from certain corporate transactions, including a spin-off, stock dividend, stock split or a subdivision, recapitalization, reorganization, combination or reclassification of shares, a merger or consolidation, change of control or similar event.

     The Board of Directors of the Company may terminate or amend the 1996 Stock Option Plan, except that any such amendment shall require stockholder approval if such approval is necessary to comply with any regulatory exemption or to qualify for any special status with which or for which the Board deems it necessary or desirable to comply or qualify.


DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of the Federal income tax rules currently generally applicable to stock options granted under the 1996 Stock Option Plan.


     The grant of an incentive stock option will have no immediate tax consequences to the optionee or to the Company. The exercise of an incentive stock option by the payment of cash to the Company will generally have no immediate tax consequences to the optionee (except to the extent it is an adjustment in computing alternative minimum taxable income) or to the Company. If an optionee holds the shares acquired pursuant to the exercise of an incentive stock option for the required holding period, the optionee generally will realize long-term capital gain or long-term capital loss upon a subsequent sale of the shares in the amount of the difference between the amount realized upon the sale and the purchase price of the shares (i.e., the exercise price). In such a case, no deduction will be allowable to the Company in connection with the grant or exercise of the incentive stock option or the sale of shares of Common Stock acquired pursuant to such exercise.

     If, however, an optionee disposes of the shares prior to the expiration of the required holding period (a "disqualifying disposition"), the optionee will recognize ordinary income (and the Company will generally be entitled to a deduction) equal to the excess of the fair market value of the shares of Common Stock on the date of exercise (or the proceeds of the disposition, if less) over the exercise price. Special rules apply in the event all or a portion of the exercise price is paid in the form of stock.

     The grant of a stock option other than an incentive stock option (a "non-qualified stock option") will have no immediate tax consequences to the optionee or to the Company. Upon the exercise of a non-qualified stock option, the optionee will generally recognize ordinary income (the Company will generally be entitled to a deduction) in an amount equal to the excess of the fair market value of the shares of Common Stock on the date of the exercise of the option over the exercise price. The optionee's tax basis in the shares will be the exercise price plus the amount of ordinary income recognized by the optionee, and the optionee's holding period will commence on the date the shares are transferred. Special rules apply in the event all or a portion of the exercise price is paid in the form of stock.

     Upon a subsequent sale of shares of Common Stock acquired pursuant to the exercise of a non-qualified stock option, any difference between the optionee's tax basis in the shares and the amount realized on the sale is treated as a long-term or short-term capital gain or loss, depending on the holding period of the shares.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE INCREASE IN AUTHORIZED SHARES UNDER THE COMPANY'S 1996 STOCK OPTION PLAN.

                 ITEM 4: RATIFICATION OF INDEPENDENT AUDITORS

     Upon recommendation of the Audit Committee, the Board of Directors has appointed KPMG LLP to audit the accounts of the Company for the fiscal year ending December 31, 1999. KPMG LLP has audited the consolidated financial statements of the Company since the Company was founded. KPMG LLP representatives will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     Stockholder ratification of the appointment of KPMG LLP as the Company's independent auditors is not required by the Company's bylaws or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 1999, the Board of Directors will consider whether to retain that firm for such year.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


REGISTRATION RIGHTS AND INDEMNIFICATION AGREEMENT

     Under a Registration Rights and Indemnification Agreement between the Company and EQ, the Company has granted Equitable the right to require the Company to register shares of Common Stock held by Equitable for sale in accordance with Equitable's intended method of disposition thereof (a "demand registration"). Equitable may require up to six such demand registrations, with no more than one every six months. Additionally, the Company has granted to Equitable the right subject to certain exceptions to participate in registrations of Common Stock initiated by the Company on its own behalf or on behalf of its stockholders (a "piggy-back registration"). The Company is required to pay expenses (other than underwriting discounts and commissions) incurred by Equitable in connection with the demand and piggy-back registrations. Subject to certain limitations specified in the Registration Rights and Indemnification Agreement, Equitable's registration rights are assignable to third parties. The Registration Rights and Indemnification Agreement provides for indemnification and contribution by the Company for the benefit of Equitable and permitted assigns and their related persons relating to the demand and piggy-back registrations. In addition, such Agreement provides for indemnification and contribution by the Company for the benefit of Equitable and its related persons with respect to other securities offerings by the Company and financial and other information provided by the Company to Equitable and in Exchange Act reports.


TAX SHARING AGREEMENTS

     The Company was included in EQ's consolidated tax group for Federal income tax purposes through December 31, 1996. In connection with the Initial Public Offering, the Company and EQ entered into a Federal income tax sharing agreement (the "Federal Income Tax Sharing Agreement"). Pursuant to the Federal Income Tax Sharing Agreement, the Company and EQ generally make payments between them such that, with respect to any period in which the Company was a member of EQ's consolidated tax group for Federal income tax purposes (a "Pre-Deconsolidation Period"), the amount of Federal income taxes to be paid by the Company will be determined as though the Company were to file for such period and all prior periods separate Federal income tax returns (generally including any amounts determined to be due as a result of a redetermination of the Federal income tax liability of the EQ consolidated group arising from an audit or otherwise) as the common parent of an affiliated group of corporations filing a consolidated return rather than being a consolidated subsidiary of EQ. The Company is also entitled to receive certain payments from EQ in respect of carrybacks of tax assets, if any, of the Company, determined on a separate return basis, arising in a Pre-Deconsolidation Period beginning after the completion of the Initial Public Offering. The amount of any such payment will generally be determined, in the case of a carryback to a Pre-Deconsolidation Period ending on or before the completion of the Initial Public Offering, by the actual tax benefit received by the EQ consolidated group from such carryback, or, in the case of a carryback to any Pre-Deconsolidation Period beginning after the completion of the Initial Public Offering, by the benefit that the Company would have received from such carryback on a separate return basis.

     With respect to the period the Company was a part of the EQ consolidated group, EQ continues to have all the rights of a common parent of a consolidated group, will be the sole and exclusive agent for the Company in any and all matters related to the Federal income tax liability of the Company and will be responsible for the preparation and filing of consolidated Federal income tax returns. In addition, each member of a consolidated group for Federal income tax purposes is jointly and severally liable for the Federal income tax liability of each other member of its consolidated group. Accordingly, under the Federal Income Tax Sharing Agreement, EQ has agreed to indemnify the Company against such liabilities to the extent that they relate to the Federal income tax liability of the EQ consolidated group for periods that the Company is included in the EQ consolidated group, except to the extent attributable to the Company.

     The Federal Income Tax Sharing Agreement also contains provisions in respect of certain Federal income tax matters relating to a carryback of a tax asset, if any, of the Company from a period beginning on or after the date on which the Company ceases to be eligible for inclusion in EQ's consolidated group (a "Post-Deconsolidation Period") to a Pre-Deconsolidation Period. Under the Federal Income Tax Sharing Agreement, (i) the Company will agree to forego the carryback of any net operating losses to a Pre-Deconsolidation Period unless EQ consents to such carryback, which consent shall not be unreasonably withheld, and (ii) the Company may be entitled to receive certain payments from EQ in respect of any tax assets carried back to Pre-Deconsolidation Periods.

     The Company also filed combined, consolidated or unitary income tax returns with ACMC, Inc. ("ACMC"), an indirect wholly-owned subsidiary of EQ, in certain states and localities for periods through December 31, 1996. The Company and ACMC have entered into a tax sharing agreement (the "State Tax Sharing Agreement"), pursuant to which the Company and ACMC have agreed that with respect to any period in which the Company and ACMC have filed or file a combined, consolidated or unitary income tax return in a state or local taxing jurisdiction, the amount of combined, consolidated or unitary income taxes to be paid by ACMC will be determined as though ACMC were to file for such period and all prior periods separate income tax returns with respect to such state or local taxing jurisdiction. The Company has agreed to indemnify ACMC against any combined, consolidated or unitary income taxes for periods in which the Company files combined, consolidated or unitary income tax returns with ACMC, except to the extent attributable to ACMC.

EMPLOYEES' SECURITIES COMPANY


     Selected employees of the Company, including executive officers, are offered the opportunity to become members of the DLJ First ESC L.P. and DLJ ESC II L.P. (the "ESCs"), investment vehicles which qualify as "employees' securities companies" for purposes of the Investment Company Act of 1940, as amended. The ESCs invest in the Company's merchant banking portfolio companies, typically acquiring between 30% and 40% of the Company's investment in such companies. The amounts invested by members are augmented in the ratio of 4:1 by a combination of recourse loans from the Company and preferred contributions to the ESC by the Company which have a capped return equal to the prime rate plus 1 3/4%, each of which is repaid to the Company upon realization of the applicable portfolio investments.


     Amounts invested in the ESCs by each of the Company's executive officers for 1998 are set forth below:




                                 YEAR ENDED
NAME                          DECEMBER 31, 1998
Joe L. Roby ................      $337,500
John S. Chalsty ............       275,000
Michael M. Bendik ..........        12,500
Michael A. Boyd ............        25,000
Anthony F. Daddino .........       137,500
Hamilton E. James ..........       480,690
Richard S. Pechter .........       187,500
Gerald B. Rigg .............        12,500
Theodore P. Shen ...........       125,000

     The amount of loans made to the Company's executive officers and preferred contributions made in the ESCs by the Company on behalf of the Company's executive officers for 1998, as well as the amount of such loans outstanding for the year December 31, 1998, are set forth below:




                               LOANS AND PREFERRED        LOANS AND PREFERRED
                                  CONTRIBUTIONS        CONTRIBUTIONS OUTSTANDING
                                    YEAR ENDED            FOR THE YEAR ENDED
NAME                            DECEMBER 31, 1998          DECEMBER 31, 1998
Joe L. Roby ................       $1,311,033                $2,003,232
John S. Chalsty ............        1,122,264                 1,977,986
Michael M. Bendik ..........           49,862                    81,667
Michael A. Boyd ............           94,695                   126,500
Anthony F. Daddino .........          543,434                   860,348
Hamilton E. James ..........        1,903,987                 3,025,462
Richard S. Pechter .........          736,178                 1,182,625
Gerald B. Rigg .............           49,862                    81,667
Theodore P. Shen ...........          498,601                   815,515

DLJ FUND INVESTMENT PARTNERS, L.P.

     Selected employees of the Company, including certain executive officers, are limited partners of DLJ Fund Investment Partners, L.P. ("FIP"), an investment vehicle organized to allow these employees to invest on a leveraged basis in funds and other investment vehicles sponsored by certain of the Company's clients and potential clients and on a co-investment basis in transactions in which the Company's clients also invest. Amounts invested by the limited partners are augmented in the ratio of 2:1 by preferred contributions to FIP by the Company which have a capped return equal to the prime rate plus 1 3/4%.

Amounts committed to FIP by each of the Company's executive officers are set forth below:




NAME                              AT DECEMBER 31, 1998
Joe L. Roby .................         $2,000,000
John S. Chalsty .............          2,000,000
Michael M. Bendik ...........                -0-
Michael A. Boyd .............                -0-
Anthony F. Daddino ..........            500,000
Hamilton E. James ...........          2,000,000
Richard S. Pechter ..........            750,000
Gerald B. Rigg ..............                -0-
Theodore P. Shen ............          1,000,000

     The amounts of preferred contributions made to FIP by the Company on behalf of each of the Company's executive officers in 1998 as well as the loan balances outstanding at December 31, 1998 are set forth below:



                                                              PREFERRED
                                                            CONTRIBUTIONS
                                       PREFERRED             OUTSTANDING
                                CONTRIBUTIONSYEAR ENDED    FOR YEAR ENDED
NAME                               DECEMBER 31, 1998      DECEMBER 31, 1998
  Joe L. Roby ................          $929,752             $1,548,269
  John S. Chalsty ............           929,752              1,548,269
  Michael M. Bendik ..........               -0-                    -0-
  Michael A. Boyd ............               -0-                    -0-
  Anthony F. Daddino .........           232,441                387,073
  Hamilton E. James ..........           929,752              1,548,269
  Richard S. Pechter .........           348,654                580,598
  Gerald B. Rigg .............               -0-                    -0-
  Theodore P. Shen ...........           464,874                774,137

DLJ FUND INVESTMENT PARTNERS II, L.P.

     Selected employees of the Company, including certain executive officers, are limited partners of DLJ Fund Investment Partners II, L.P. ("FIP II"), an investment vehicle organized to allow these employees to invest on a leveraged basis in funds and other investment vehicles in the alternative investment arena. Amounts invested by the limited partners are augmented in the ratio of 1:1 by non-recourse loans to FIP II by the Company which have a capped return equal to the prime rate plus 1 3/4%.

Amounts committed to FIP II by each of the Company's executive officers are set forth below:




NAME                              AT DECEMBER 31, 1998
Joe L. Roby .................         $1,000,000
Michael M. Bendik ...........            250,000
Michael A. Boyd .............            250,000
Hamilton E. James ...........          2,000,000
Richard S. Pechter ..........          1,000,000
Gerald B. Rigg ..............            250,000
Theodore P. Shen ............          1,000,000

     The amounts of non-recourse loans made to FIP II by the Company on behalf of each of the Company's executive officers for 1998 as well as the loan balances outstanding for the year ended December 31, 1998 are set forth below:




                                                         NON-RECOURSE
                                   NON-RECOURSE             LOANS
                                       LOANS              OUTSTANDING
                                     YEAR ENDED         FOR YEAR ENDED
NAME                             DECEMBER 31, 1998     DECEMBER 31, 1998
Joe L. Roby ................        $ 205,232             $ 174,664
Michael M. Bendik ..........           51,308                43,666
Michael A. Boyd ............           51,308                43,666
Hamilton E. James ..........          410,464               349,329
Richard S. Pechter .........          205,232               174,664
Gerald B. Rigg .............           51,308                43,666
Theodore P. Shen ...........          205,232               174,664

OTHER AFFILIATED TRANSACTIONS

     The Company, Equitable and their respective affiliates engage in a variety of transactions in the ordinary course of their respective businesses. As a general rule, the Company has not retained an independent third party to evaluate transactions with Equitable and there has been no independent committee of the Board of Directors to evaluate such transactions. Notwithstanding this fact, the Company believes that each of the arrangements described below was made on an arm's-length basis. This belief is based on the fact that the terms and conditions of such transactions (including the fees or other amounts paid by the Company in connection with such transactions) were established through arm's-length negotiations which took into account (i) the terms and conditions of transactions of the same or a similar nature entered into by the Company with unaffiliated third parties, (ii) the terms and conditions of transactions of the same or a similar nature entered into by Equitable with unaffiliated third parties, and/or (iii) the terms and conditions of market transactions of the same or a similar nature entered into by unaffiliated third parties. Notwithstanding the foregoing, there can be no assurance that the Company could not have obtained more favorable terms from an unaffiliated third party. While there can be no assurance, the Company anticipates that future transactions with Equitable will be made on an arm's-length basis consistent with past practice.

FINANCIAL SERVICES PROVIDED BY OR TO THE COMPANY

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") from time to time provides investment banking and other services, including administrative services to Equitable, AXA and their subsidiaries. The fees related to investment banking services were $5,616,000 and the fees related to administrative services were $4,200 in 1998. DLJSC from time to time also provides brokerage and research services to Equitable, AXA and their subsidiaries. Such services were provided on an arm's-length basis in the ordinary course of business at rates comparable to those paid at the time by unaffiliated third parties.

     DLJSC and Pershing distribute certain Alliance sponsored funds and cash management products and receive standard sales concessions and distribution payments. In addition, Alliance and Pershing have an agreement pursuant to which Pershing recommends to certain of its correspondent firms the use of Alliance cash management products for which it is allocated a portion of the revenues derived by Alliance from sales through the Pershing correspondents. Amounts paid by Alliance to the Company in connection with the above distribution services during 1998 totaled $31.7 million.

     EQ Financial Consultants, Inc. ("EQ Financial"), a wholly-owned subsidiary of Equitable Life formerly known as Equico Securities, Inc., has arrangements with each of DLJSC and Wood, Struthers & Winthrop pursuant to which EQ Financial's registered representatives are compensated for referring investment advisory clients to DLJSC and Wood, Struthers & Winthrop. Referral amounts paid by DLJSC and Wood, Struthers & Winthrop during 1998 totaled $1,020,000.

     EQ Financial distributes Wood, Struthers & Winthrop's mutual funds for which it receives standard sales concessions, which during 1998 totaled $722,000.

     EQ Financial and the Company are parties to a portfolio manager agreement with respect to Equitable Classic Strategies, a wrap fee investment program offered through EQ Financial. Amounts paid to EQ Financial by the Company were $889,000 in 1998.

     Alliance and Wood, Struthers & Winthrop share investment management responsibility for a number of institutional accounts. The amount of advisory fees received from such accounts that were allocated to Wood, Struthers & Winthrop during 1998 totaled $63,000.

     On May 24, 1996, DLJSC issued 15,000 additional shares of its non-voting Adjustable Rate Cumulative Preferred Stock, for an aggregate purchase price of $1.5 million, to WSW 1995 Exchange Fund, L.P. At December 31, 1998, 315,000 shares were issued and outstanding, of which 134,000 were held by the Company. The General Partner of such partnership is a subsidiary of Wood, Struthers & Winthrop. Such preferred stock will automatically be redeemed by DLJSC 15 years from the date of issuance thereof and may be redeemed at the option of DLJSC at any time prior to such date.

     During 1998, the Company provided investment banking and underwriting services to Advanced Micro Devices, Inc., of which Mr. Sanders is Chairman of the Board and Chief Executive Officer, for fees totaling approximately $4,072,000.

     Certain directors, officers and employees of the Company, Equitable, AXA and their subsidiaries maintain margin accounts with DLJSC. Margin account transactions for such directors, officers and employees are conducted by DLJSC in the ordinary course of business and are substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectibility or present other unfavorable features. In addition, certain of such directors, officers and employees had investments or commitments to invest in various funds sponsored by subsidiaries of the Company. Such investments or commitments have been made on the same basis as those made by investors not affiliated with the Company and the aggregate of such investments are less than 8% of the investments in any such fund. DLJSC also, from time to time and in the ordinary course of business, enters into transactions involving the purchase or sale of securities from or to such directors, officers and employees and members of their immediate families, as principal. Such transactions on a principal basis are effected on substantially the same terms as similar transactions with unaffiliated third parties except that in some instances directors, officers and employees are not charged placement fees. DLJSC offers its employees reduced commission rates.


INSURANCE COVERAGE OBTAINED FROM EQUITABLE

     The Company has purchased split-dollar life insurance policies on the lives of Messrs. Chalsty, Roby, Daddino, James and Pechter from Equitable Life at rates comparable to those paid at the time by unaffiliated third parties. The aggregate amount of premiums for these policies borne by the Company in 1998 were approximately $172,000 for Mr. Chalsty and $185,000 each for Messrs. Roby, Daddino, James and Pechter.

     In addition, the Company from time to time purchases life insurance policies from Equitable Life on the lives of several hundred employees, including Messrs. Chalsty, Roby, Daddino, James and Bendik, who participate in deferred compensation plans maintained by the Company. The Company believes these purchases are at rates comparable to those that could be obtained from unaffiliated third parties. During 1998, the aggregate premiums paid under such policies for all participants was approximately $31.1 million.

     Equitable arranges for directors and officers liability insurance coverage for itself and its subsidiaries, including the Company under a policy written by insurance companies unaffiliated with Equitable. Based on a review of market rates, the Company believes that such rates are at least as favorable to the Company as could be obtained from unaffiliated third parties.


FINANCIAL SERVICES OBTAINED FROM AFFILIATES

     Alliance provides investment management services to certain of the Company's employee benefit plans at rates comparable to those paid at the time by unaffiliated third parties. Advisory fees from these accounts during 1998 totaled $2.5 million.

     An affiliate of AXA, AXA Asset Management Partenaires ("AXA Asset Management"), provides investment management services to the Winthrop International Equity Fund and the Winthrop Developing Markets Fund (the "Funds"), a set of mutual funds sponsored by Wood, Struthers & Winthrop ("WSW") pursuant to a sub-advisory agreement between WSW and AXA Asset Management. Advisory fees of $503,155 were paid by WSW to AXA Asset Management relating to the Funds' fiscal year ending October 31, 1998. In addition, WSW pays for various direct fund expenses on behalf of the Funds and AXA Asset Management reimburses WSW for 50% of such expenses. The total amount of expenses reimbursed was approximately $106,000.

OTHER TRANSACTIONS WITH EQUITABLE

     In 1993, Equitable Life purchased 200,000 shares of the Company's Cumulative Exchangeable Preferred Stock for $20.0 million. In 1996, these shares were exchanged, pursuant to the terms thereof, for $20.0 million aggregate principal amount of the Company's 9.58% Subordinated Exchange Notes due 2003. The Company paid interest on these notes to Equitable Life of $1.9 million in 1998. Such interest was paid on a pro rata basis to all holders of 9.58% Subordinated Exchange Notes, including unaffiliated third parties.

     In July 1998, Equitable Life and AXA Holdings (Belgium) purchased from the Company $300,000,000 of newly issued Common Stock for $60.00 per share, the average closing price of the Common Stock on the NYSE for the three-day period beginning Friday, July 17 and ending Tuesday, July 21, 1998.

     Equitable has committed, subject to approval by Equitable on a transaction-by-transaction basis, to provide $750 million of subordinated debt financing to the DLJ Bridge Fund. Interest payments and other distributions to Equitable Life from the DLJ Bridge Fund during 1998 totaled $13.6 million. The Company has agreed to pay Equitable the first $25 million of aggregate principal losses incurred by Equitable with respect to all bridge loans. To the extent such payments by the Company do not fully cover any such losses incurred by Equitable, Equitable is entitled to receive all other distributions otherwise payable to the Company with respect to DLJ Bridge Fund activities until such losses have been recovered. The Company has also agreed to pay Equitable the amount, if any, by which any principal loss on an individual loan exceeds $150 million. In addition, Equitable is entitled to one-third of any equity securities obtained in connection with any bridge loan.

     Equitable Life has invested an aggregate of $63.0 million in Sprout Growth, L.P., Sprout Growth II, L.P., Sprout Capital V, L.P., Sprout Capital VI, L.P., Sprout Capital VII, L.P., and Sprout Capital VIII, L.P., (collectively, the "Sprout Funds"), venture capital funds sponsored by the Company. Distributions to Equitable Life from the Sprout Funds during 1998 were $3.5 million. Such distributions were paid on a pro rata basis to all investors, including unaffiliated third parties.

     The Company currently leases certain of its office facilities from joint ventures in which Equitable participates. Total lease payments by the Company with respect to such facilities were approximately $1.4 million for 1998.


                             STOCKHOLDER PROPOSALS

     Under the rules and regulations of the Commission as currently in effect, any holder of at least $1,000 in market value of Common Stock who has held such Common Stock for at least one year and who desires to have a proposal presented in the Company's proxy material for use in connection with the annual meeting of stockholders to be held in 2000 must transmit that proposal (along with his or her name, address, the number of shares of Common Stock that he or she holds of record or beneficially, the dates upon which the securities were acquired and documentary support for a claim of beneficial ownership) in writing as set forth below. Proposals of stockholders intended to be presented at the annual meeting of stockholders to be held in 2000 must be received by Marjorie S. White, Secretary, Donaldson, Lufkin & Jenrette, Inc., 277 Park Avenue, New York, New York 10172, no later than January 1, 2000.

     Holders of Common Stock who want to have proposals submitted for consideration at future meetings of the stockholders should consult the applicable rules and regulations of the Commission with respect to such proposals, including the permissible number and length of proposals and other matters governed by such rules and regulations.


                             ADDITIONAL INFORMATION

     THE COMPANY WILL MAKE AVAILABLE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, WHEN IT BECOMES AVAILABLE, AND ANY QUARTERLY REPORTS ON FORM 10-Q OF THE COMPANY FILED THEREAFTER, WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE SECRETARY, DONALDSON, LUFKIN & JENRETTE, INC., 277 PARK AVENUE, NEW YORK, NEW YORK 10172. EACH SUCH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE (MARCH 8, 1999), THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF COMMON STOCK ENTITLED TO VOTE.

     In order to ensure timely delivery of any such document prior to the Annual Meeting, any request should be received by the Company promptly.


                                 OTHER BUSINESS

     The Company knows of no other matters which may come before the Annual Meeting. However, if any such matters properly come before the Annual Meeting, the individuals named in the proxies will vote on such matters in accordance with their best judgment.


                                          BY ORDER OF THE BOARD OF DIRECTORS



                                          Marjorie S. White
                                          Secretary

March 18, 1999

                                  EXHIBIT A*


SECTION 4.  SHARES AVAILABLE FOR OPTIONS.

     (a) SHARES AVAILABLE. Subject to adjustment as provided in Section 4(b), the number of Shares with respect to which Options may be granted under the Plan shall be equal to the sum of (i) the number of whole shares nearest to but not exceeding 10% of the fully diluted shares outstanding following the initial public offering of the Company's Shares, but assuming for this purpose that Shares granted and to be granted with respect to restricted stock units and options authorized for issuance under the 1995 Restricted Stock Unit Plan, the 1995 Stock Option Plan and this Plan are issued and outstanding at such time, plus (ii) the number of shares covered by options forfeited, canceled, exercised or surrendered without the issuance of Shares under the 1995 Stock Option Plan, plus (iii) the number of whole shares nearest to but not exceeding 12 1/2% of the Shares related to options granted under the 1995 Stock Option Plan as of the initial public offering of the Company's Shares plus (iv) 15,000,000. To the extent that after the effective date of the Plan, any Option granted under the Plan or any option granted under the Company's 1995 Stock Option Plan is forfeited, exercised or otherwise terminates or is canceled without the delivery of Shares (including Shares withheld in payment of taxes relating to such Options or options and Shares surrendered in payment of the exercise price or taxes relating to such Options or options), then the Shares covered by such Option or option, to such extent, shall again be, or shall become, Shares with respect to which Options may be granted under this Plan. Notwithstanding the foregoing and subject to adjustment as provided in
Section 4(b), the aggregate number of Shares in respect of which Options may be granted under the Plan to any Employee in any calendar year shall not exceed 4,000,000 and the maximum number of Shares in respect of which Incentive Stock Options may be granted under the Plan is 31,000,000 [16,000,000].





*New language in italics;
deleted language in brackets

          STOCKHOLDER'S PROXY SOLICITED BY THE BOARD OF DIRECTORS OF
    P
                      DONALDSON, LUFKIN & JENRETTE, INC.
    R
       To: Donaldson, Lufkin & Jenrette, Inc.
    O
       I appoint Marjorie S. White and Michael A. Boyd, individually and
    X together, as my proxies, with power of substitution, to vote all of my DONALDSON, LUFKIN & JENRETTE, INC.
    Y  common stock at the Annual Meeting of Stockholders of DONALDSON, LUFKIN
       & JENRETTE, INC. to be held at the Company's offices, 8th Floor, 277 Park Avenue, New York, New York 10172, on Wednesday, April 21, 1999, at
       10:00 a.m., New York City time, and at any adjournment or postponement of the meeting.


       MY PROXIES WILL VOTE THE SHARES REPRESENTED BY THIS PROXY AS DIRECTED ON THE OTHER SIDE OF THIS CARD, BUT IN THE ABSENCE OF ANY INSTRUCTIONS FROM ME, MY PROXIES WILL VOTE "FOR" THE ELECTION OF ALL THE NOMINEES LISTED UNDER ITEM 1 AND "FOR" ITEMS 2, 3 AND 4. MY PROXIES MAY VOTE ACCORDING TO THEIR DISCRETION ON ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING. I MAY REVOKE THIS PROXY PRIOR TO ITS EXERCISE.



               PLEASE SIGN AND DATE THE OTHER SIDE OF THIS CARD.

                     (Please fill in the appropriate boxes on the other side.)

                                                                        |
                                                                        ---

  [X] PLEASE MARK YOUR
      CHOICES LIKE THIS IN
      BLUE OR BLACK INK.
-------------------------------------------------------------------------------
 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL THE NOMINEES LISTED UNDER ITEM 1 AND "FOR" ITEM 2, ITEM 3 AND ITEM 4.
-------------------------------------------------------------------------------
Item 1. Election of                   FOR    WITHHOLD  AUTHORITY
all the members                       [  ]               [  ]
of the Company's
Board of Directors.

Item 2. Approval                      FOR    AGAINST    ABSTAIN
of Sale of Common                     [  ]     [  ]      [  ]
Stock.

Item 3. Approval of increase in       FOR    AGAINST    ABSTAIN
Stock Option Plan Shares              [  ]     [  ]      [  ]

Item 4. Ratification of the           FOR    AGAINST    ABSTAIN
appointment of KPMG LLP as            [  ]     [  ]      [  ]
Donaldson, Lufkin & Jenrette, Inc.'s
independent auditors for 1999.

Nominees: Joe L. Roby, John S. Chalsty, Anthony F. Daddino, David DeLucia, Hamilton E. James, Richard S. Pechter, Stuart M. Robbins, Henri de Castries, Denis Duverne, Jane Mack Gould, Louis Harris, Michael Hegarty, Henri G. Hottinguer, W. Edwin Jarmain, Francis Jungers, Edward D. Miller, W.J. Sanders III, Stanley B. Tulin and John C. West.

For, except vote withheld for the following nominee(s):


--------------------

-------------------------------------------------------------------------------
                                                 Note: Please sign exactly as
                                                 name(s) appear(s) above. If
                                                 acting as an executor,
                                                 administrator, trustee,
                                                 guardian, etc., you should so
                                                 indicate in signing. If the
                                                 stockholder is a corporation,
                                                 please sign the full corporate
                                                 name, by a duly authorized
                                                 officer. If shares are held
                                                 jointly, each stockholder
                                                 named should sign. Date and
                                                 promptly return this card in
                                                 the envelope provided.


                                                 ----------------------------
                                                  SIGNATURE(S)          DATE



                                                 ----------------------------
                                                  SIGNATURE(S)          DATE

401 (K) RETIREMENT SAVINGS PLAN DIRECTION SOLICITED BY THE BOARD OF DIRECTORS OF

    P
                      DONALDSON, LUFKIN & JENRETTE, INC.
    R
       To: Winthrop Trust Company, Trustee
    O
       I direct Winthrop Trust Company, Trustee under the 401 (k) Retirement
    X Savings Plan for Employees of Donaldson Lufkin and Jenrette, Inc., to vote in person or by proxy all of the shares of DONALDSON, LUFKIN &
    Y JENRETTE, INC. common stock allocated to the account of the undersigned under such Plan at the Annual Meeting of Stockholders of DONALDSON, LUFKIN & JENRETTE, INC. to be held at the Company's offices, 8th Floor, 277 Park Avenue, New York, New York 10172, on Wednesday, April 21, 1999, at 10:00 a.m., New York City time, and at any adjournment or postponement of the meeting.


       THE SHARES REPRESENTED BY THIS DIRECTION WILL BE VOTED AS DIRECTED ON THE OTHER SIDE OF THIS CARD, BUT IN THE ABSENCE OF ANY INSTRUCTIONS FROM ME, WILL BE VOTED "FOR" THE ELECTION OF ALL THE NOMINEES LISTED UNDER
       ITEM 1 AND "FOR" ITEMS 2, 3 AND 4. THE TRUSTEE MAY VOTE ACCORDING TO ITS DISCRETION ON ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING.


               PLEASE SIGN AND DATE THE OTHER SIDE OF THIS CARD.

                      (Please fill in the appropriate boxes on the other side.)

                                                                        | 3866
                                                                        ---

  [X] PLEASE MARK YOUR
      CHOICES LIKE THIS IN
      BLUE OR BLACK INK.
-------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL THE NOMINEES LISTED UNDER ITEM 1 AND "FOR" ITEM 2, ITEM 3 AND ITEM 4.
-------------------------------------------------------------------------------
Item 1. Election of                   FOR    WITHHOLD  AUTHORITY
all the members                       [  ]               [  ]
of the Company's
Board of Directors.

Item 2. Approval                      FOR    AGAINST    ABSTAIN
of Sale of Common                     [  ]     [  ]      [  ]
Stock.

Item 3. Approval of increase in       FOR    AGAINST    ABSTAIN
Stock Option Plan Shares              [  ]     [  ]      [  ]

Item 4. Ratification of the           FOR    AGAINST    ABSTAIN
appointment of KPMG LLP as            [  ]     [  ]      [  ]
Donaldson, Lufkin & Jenrette, Inc.'s
independent auditors for 1999.

Nominees: Joe L. Roby, John S. Chalsty, Anthony F. Daddino, David DeLucia, Hamilton E. James, Richard S. Pechter, Stuart M. Robbins, Henri de Castries, Denis Duverne, Jane Mack Gould, Louis Harris, Michael Hegarty, Henri G. Hottinguer, W. Edwin Jarmain, Francis Jungers, Edward D. Miller, W.J. Sanders III, Stanley B. Tulin and John C. West.

For, except vote withheld for the following nominee(s):


--------------------

-------------------------------------------------------------------------------
                                                 Note: Please sign exactly as
                                                 name(s) appear(s) above.



                                                 ----------------------------
                                                  SIGNATURE(S)          DATE



                                                 ----------------------------
                                                  SIGNATURE(S)          DATE